UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Anzu Special Acquisition Corp I

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANZU Explains Redemption and Excise Tax Procedure in Event of Business Combination or SPAC Liquidation

The management of Anzu Special Acquisition Corp I (“ANZU” or “Anzu”) (NASDAQ: “ANZU,” “ANZUU” and “ANZUWS”) is grateful for the continued inbound interest in the potential business combination mentioned in the definitive proxy statement, filed with the Securities and Exchange Commission (“SEC”) on January 20, 2023 (the “Extension Proxy Statement”) for a special meeting of stockholders (the “Stockholder Meeting”) to be held to vote on the proposal to amend Anzu’s amended and restated certificate of incorporation (the “Charter”) to extend the date by which ANZU has to consummate an initial business combination from March 4, 2023 to September 30, 2023 or such earlier date as determined by Anzu’s board of directors (the “Extension Amendment Proposal”).

Extension Proxy Statement Excerpts

As noted in the Extension Proxy Statement:

“Anzu has entered into a letter of intent regarding a business combination with a US-based medical device company that has developed and is in early clinical testing of an implanted device that already received “Breakthrough Device Designation” from the Food and Drug Administration. Anzu currently expects to file definitive agreements in February 2023, execute the definitive documents shortly following the Stockholder Meeting and close in the first half of 2023. The letter of intent contains certain conditions to the closing of the business combination, including but not limited to Anzu having more than $40.0 million in the Trust Account (as defined below) immediately prior to any redemptions at the closing of the business combination. There can be no assurance Anzu will execute definitive agreements or close on the timeline currently expected or at all.”

In the Extension Proxy Statement, ANZU stated:

“The redemption price per share in connection with the Extension Amendment Proposal will be calculated based on the aggregate amount on deposit in the Trust Account two business days prior to the Stockholder Meeting, including interest, which interest shall be net of taxes payable (including the deduction of the amount of any excise tax as described below), divided by the number of then-outstanding Public Shares, less 1% of the fair market value of the Public Shares to cover any excise tax under the Inflation Reduction Act of 2022 (the “IR Act”). The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations, such as Anzu, and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. In the case of stock that is traded on an established securities market, such as our Class A Common Stock, the fair market value of the stock for purpose of calculating the excise tax is the market price of the stock (as determined under any permissible method chosen by the repurchasing corporation) on the date the stock is repurchased. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which the shares are repurchased. However, Anzu is reducing the redemption price per share in connection with the Extension Amendment Proposal to cover any excise tax that may be applicable to such redemptions under the IR Act.”

Excise Tax Procedure in Business Combination

ANZU management continues to work diligently towards completing a business combination, and ANZU management continues to expect that, if the Extension Amendment Proposal is approved and the Charter amendment is implemented, that the business combination will close in the first half of 2023.

ANZU also confirms that (i) the proceeds placed in the trust account (the “Trust Account”) in connection with ANZU’s initial public offering, as well as any interest earned thereon, will not be used to pay for any excise tax payable pursuant to the Inflation Reduction Act of 2022 (the “IR Act”), provided that ANZU has completed an initial business combination, and (ii) ANZU will not reduce the amount payable from the Trust Account to redeeming stockholders at the closing of the business combination in order to cover any excise tax under the IR Act.

ANZU’s sponsor, Anzu SPAC GP I LLC (the “Sponsor”), intends to enter into agreements with ANZU’s directors and officers pursuant to which the Sponsor will indemnify ANZU’s directors and officers for any liability they may have as a result of any excise tax under the IR Act.

For further background, while the signed letter of intent with the prospective target contains a condition that Anzu must have more than $40.0 million in the Trust Account immediately prior to any redemptions at the closing of the business combination, there is no minimum cash condition contemplated for the closing of the business combination. On Monday, January 30, 2023, ANZU and the US-based medical device company mentioned in the Extension Proxy Statement extended their mutual exclusivity to work towards a business combination until March 4, 2023.

Excise Tax Procedure in Liquidation

ANZU management has received several questions about the procedure that will be used in the event of a liquidation of ANZU if an extension is not approved. As management has noted in meetings with interested stockholders, the Notice 2023-21 provided by the Internal Revenue Service (“IRS”) and the U.S. Department of the Treasury (“Treasury Department”) on December 27, 2022, is interim and subject to comment. As noted in the Extension Proxy Statement, “Under recently issued Treasury guidance [referring to Notice 2023-2], redemptions of the Public Shares in connection with a complete liquidation of the Company generally would not be subject to the excise tax. There will be no distribution from the Trust Account with respect to Anzu’s warrants, which will expire worthless in the event of our winding up.” With that said, as noted in Notice 2023-2, there are approximately twenty-six questions explicitly posed in Section 6 (Request for Comments) in the interim regulations for comment, including:

“The Treasury Department and the IRS request comments on the rules described in this notice… In particular, the Treasury Department and the IRS request comments that address the following specific questions:…

Should the fair market value of stock repurchased be an amount other than the market price of such stock in determining the amount of a covered corporation’s repurchases?...

For purposes of the netting rule, should the fair market value of stock issued or provided be an amount other than the market price of such stock in determining the amount of a covered corporation’s issuances?…

How should the stock repurchase excise tax be allocated among expatriated entities if there are multiple expatriated entities treated as a covered corporation with respect to a covered surrogate foreign corporation? Are other special rules necessary or appropriate in such a case?...

Should the foreign partnership or its domestic entity partner be required to pay the stock repurchase excise tax? If the foreign partnership is required to pay the tax, should special rules or procedures apply to collect the tax?”

The comment period on Notice 2023-2 extends for 60 days from the date of publication, which was December 27, 2022, and such comment period may be extended and/or re-opened by the IRS and/or the Treasury Department. As noted by public sources, “If opposition to the proposed rule is exceptionally large or strident, the agency may decide to make substantial modifications and start the process over by publishing a new notice and opening a new comment period.”2

As a result, in compliance with the Investment Management Trust Agreement, in the event that a liquidation of ANZU occurs as a result of the inability to extend the Charter at the upcoming Stockholder Meeting currently scheduled for February 9, 2023, while the Treasury Department and IRS guidance remains interim and subject to comment, ANZU will direct American Stock Transfer & Trust Company (the “Trustee”) to deposit, to the extent sufficient income is available, 1% of the total funds held in the Trust Account, which is approximately $0.10 per share, into a separate cash account for the benefit of the holders of ANZU stock at the time of the liquidation. No funds will be utilized for taxes payable other than funds from interest income. ANZU management will instruct the Trustee hold the potential 1% excise tax in escrow in a cash account until such time as the Treasury and IRS regulations regarding the IR Act is:

•	no longer subject to a comment period,
•	published in the Federal Register as a final rule, and
•	effective as of the date published in the Federal Register.

1 https://www.irs.gov/pub/irs-drop/n-23-02.pdf

2 https://www.justia.com/administrative-law/rulemaking-writing-agency-regulations/notice-and-comment/

ANZU management is unaware of how much time may be required for the Treasury Department and IRS to ultimately declare the regulations related to excise taxes in the IR Act to be final. In an effort to provide context for stockholders, ANZU management notes that some regulations regarding excise taxes have taken significant periods of time to resolve between interim notice publications, completion of comment periods, and the publication of the final rules in the Federal Register. In certain past instances, this period has been multiple years. ANZU can provide no assurances regarding the timing of any final rules published in the Federal Register nor can ANZU provide any assurances regarding whether such publication would occur before or after a business combination might otherwise occur.

ANZU management notes that the Investment Management Trust Agreement disclosed at the time of ANZU’s initial public offering was explicit that “the Trustee has no obligation to monitor or question the Company’s position that an allocation has been made for taxes payable” (https://www.sec.gov/Archives/edgar/data/1840877/000110465921025855/tm213438d5_ex10-3.htm).

For avoidance of doubt, no cash held in escrow for potential tax liabilities will be retained by ANZU, ANZU management or the Sponsor, nor will it be used to pay any ANZU expenses other than tax liabilities.

ANZU management continues to work with stockholders, legal advisors, accounting advisors, and other stakeholders to achieve the effective resolution of the issues raised by the IR Act.

Forward-Looking Statements

This filing includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-Looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Such statements may include, but are not limited to, statements regarding the anticipated timing of executing definitive documents and the closing for the potential business combination and statements regarding the excise tax and the timing of related final rules and regulations. The forward-looking statements contained in this filing reflect Anzu’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. Anzu does not guarantee that the transactions and events described will happen as described (or that they will happen at all). These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, changes in domestic and foreign business, market, financial, political, and legal conditions; the failure of Anzu to obtain the requisite approvals for the Extension Amendment Proposal; the amount of redemptions by Anzu’s public stockholders in connection with the Stockholder Meeting and the potential business combination; the inability of the parties to enter into a definitive agreement relating to a business combination on the timeline discussed herein or at all; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the potential business combination or that the approval of stockholders is not obtained; failure to realize the anticipated benefits of the potential business combination; and other risks and uncertainties set forth in the section entitled “Risk Factors” in the Extension Proxy Statement, in Anzu’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 31, 2022 and in other reports Anzu files with the SEC. If any of these risks materialize or Anzu’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. While forward-looking statements reflect Anzu’s good faith beliefs, they are not guarantees of future performance. Anzu disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this filing, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Anzu.

This filing is dated February 2, 2023 and is being made available to stockholders on or about that date.